Espey Mfg. & Electronics Corp. reports increase in backlog

Saratoga Springs, NY, December 9, 2015 - Espey Mfg. & Electronics Corp. (NYSE MKT: ESP) reports that its current sales backlog is $43.3 million, as compared to $33.6 million reported as the sales backlog at September 30, 2015.

Mr. Patrick Enright, President and CEO, commented, “In announcing our quarterly financial results for the period ending September 30, 2015 we disclosed, but did not include in our backlog, a $10.1 million delivery order attributable to the recent award of a significant contract from the Federal government. The award to Espey had been protested to the United States Government Accountability Office by a competing bidder. I am pleased to report that the protest has been withdrawn. Accordingly, we are now able to include the $10.1 million in our current sales backlog.”

Espey's primary business is the development, design, and production of standard and specialized military and industrial power electronics, power supplies, transformers, and contract manufacturing.  The Company's web site can be found on the Internet at www.espey.com.

For further information, contact Mr. David O'Neil or Mr. Patrick Enright at (518) 245-4400.

Certain statements in this press release are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.